Exhibit 10.1

AMENDMENT TO THE HUDSON VALLEY BANK AMENDED AND

RESTATED DIRECTORS RETIREMENT PLAN

THIS AMENDMENT (the “Amendment”), having an effective date of October     , 2011 (the “Effective Date”), is hereby made by the Board of Directors of Hudson Valley Bank, N.A. (each, a “Director” and collectively the “Directors”).

WITNESSETH:

WHEREAS, Hudson Valley Bank, N.A. has heretofore adopted the Hudson Valley Bank Amended and Restated Directors Retirement Plan (the “Plan”), a copy of which Plan is attached hereto as Exhibit A; and

WHEREAS, Article Thirteen of the Plan provides that Hudson Valley Bank, NA., through its Directors, reserves the right to amend the Plan at any time; and

WHEREAS, the Directors hereby desire to amend certain provisions of the Plan; and

NOW, THEREFORE, in consideration of the premises, it is mutually understood and agreed that the Plan shall be amended as follows:

ARTICLE SEVEN: BENEFIT COMMENCEMENT DATE

Article Seven is hereby amended and restated as follows:

Each Director shall begin to receive all benefits due and payable under the Plan on the first day of the month following his or her Termination Date. For purposes of the Plan, the words “Termination Date” shall mean the date of a Director’s termination from service as a director of Hudson Valley Bank, N.A. by retirement, resignation, discharge, Change of Control (as hereinafter defined). Notwithstanding the foregoing, any Director who remains as a Director following any Change in Control shall be deemed terminated under the Plan and shall be entitled to all benefits payable under the Plan.

For purposes of this Plan, a “Change of Control” shall be deemed to have occurred if the Board of Directors certifies on an objective basis that one of the following has occurred:

(a)	a sale or other transfer of ownership or all or substantially all (50% or more of the total gross fair market value) of the assets of Hudson Valley Bank, N.A. or Hudson Valley Holding Corp. by any person or entity or by any persons or entities acting in concert;

(b)	approval by the stockholders of Hudson Valley Bank, NA. or Hudson Valley Holding Corp. of an agreement providing for the merger or consolidation of Hudson Valley Bank, N.A. or Hudson Valley Holding Corp. with another corporation where the stockholders of Hudson Valley Bank, NA. or Hudson Valley Holding Corp. immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation;

(c)	the replacement of a majority of members of the Board of Directors of Hudson Valley Bank, N.A. or Hudson Valley Holding Corp. over any one year period or less by directors whose appointment or election is not endorsed by a majority of such Board of Directors prior to the date of the appointment or election.

All other terms and conditions of the Plan, except as modified herein, shall remain in full force and effect.

IN WITNESS WHEREOF, the Directors of Hudson Valley Bank, N.A. have executed this Amendment this      day of October , 2011.

WILLIAM E. GRIFFIN, Chairman of the Board

JAMES J. LANDY, President and CEO

STEPHEN R. BROWN

GREGORY F. HOLCOMBE

ANGELO R. MARTINELLI

JOHN A. PRATT JR.

CECILE D. SINGER

CRAIG S. THOMPSON

MICHAEL P. MALONEY

VINCENT T. PALAIA